Exhibit 99.1

PMV Pharmaceuticals Appoints Industry Veteran Dr. Carol Gallagher to Board of Directors

CRANBURY, N.J., November 4, 2022 (GLOBE NEWSWIRE) — PMV Pharmaceuticals, Inc. (“PMV Pharma” or “PMV”; Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53, today announced the appointment of Carol Gallagher, Pharm.D., to its Board of Directors. Dr. Gallagher brings more than 30 years of biotech leadership and expertise in drug development and commercialization. She replaces Thilo Schroeder, Ph.D., who is stepping down from the Board. The Board changes are effective immediately.

“We are thrilled to welcome Carol to our Board. She is a recognized industry leader with a stellar track record of creating value. Her capabilities in drug development and commercialization as well as extensive Board experience will be invaluable to PMV’s future growth and success,” said David Mack, Ph.D., President, and Chief Executive Officer (CEO). “I would also like to thank Thilo for his many contributions to PMV and we wish him all the best in his current and future endeavors.”

Dr. Gallagher is a veteran Board director and currently serves as a venture partner at New Enterprise Associates (NEA), a global venture capital firm. Over the last ten years she has served as a director at multiple public and private companies. She currently serves as a director at Atara Biotherapeutics and Frazier Lifesciences Acquisition Corp and until recently, Turning Point Therapeutics which was acquired by Bristol Myers Squibb in August, 2022. From 1989 through 2011, she served in roles of increasing responsibility within Eli Lilly, Amgen, Agouron Pharmaceuticals, Pfizer, Idec Pharmaceuticals, CancerVax, and Anadys Pharmaceuticals. From 2008-2011, she was CEO of Calistoga Pharmaceuticals where she spreadheaded its successful aquisition by Gilead Sciences in 2011. She attended Vanderbilt University and earned both a bachelor of science and a doctor of pharmacy degree from the University of Kentucky College of Pharmacy.

Dr. Gallagher commented, “It is an exciting time at PMV, particularly with the company’s recent clinical proof of concept confirmation of its lead candidate PC14586 as monotherapy to selectively reactivate p53 across multiple tumor types. I am honored to join PMV’s Board and look forward to working with the management team and fellow Board members to advance PMV’s mission to develop tumor-agnostic p53 targeted therapies that can benefit patients for whom new treatment options are greatly needed.”

About PC14586

PC14586 is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the crevice present in the p53 Y220C mutant protein, hence, restoring the wild-type, or normal, p53 protein structure, and tumor-suppressing function. In October 2020, the U.S. Food and Drug Administration granted Fast Track designation to PC14586 for the treatment of patients with locally advanced or metastatic solid tumors that have a p53 Y220C mutation. For more information about the Phase 1/2 PYNNACLE trial (PMV-586-101), refer to www.clinicaltrials.gov (NCT study identifier NCT04585750).

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53. p53 mutations are found in approximately half of all cancers. The field of p53 biology was established by our co-founder Arnold Levine, Ph.D., when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize more than four decades of p53 biology, PMV Pharma combines unique biological understanding with pharmaceutical development focus. PMV Pharma is headquartered in Cranbury, New Jersey. For more information, please visit www.pmvpharma.com.

Contacts

Investor Contact:

Winston Kung

PMV Pharmaceuticals, Inc.

investors@pmvpharma.com

Media Contact:

Kathy Vincent

Greig Communications

kathy@greigcommunications.com